As filed with the Securities and Exchange Commission on September 7, 2000 Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

PHONETEL TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Ohio	34-1462198

(State or other jurisdiction of	(I.R.S. Employer

incorporation or organization)	Identification No.)
North Point Tower, 7th Floor
1001 Lakeside Avenue
Cleveland, Ohio 44114-1195
(216) 241-2555
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

391,647 SHARES OF COMMON STOCK
TO BE ISSUED UNDER THE
PHONETEL TECHNOLOGIES, INC.
1999 MANAGEMENT INCENTIVE PLAN
(Full title of the plan)

RICHARD P. KEBERT
Secretary, Chief Financial Officer and Treasurer
PhoneTel Technologies, Inc.
North Point Tower, 7th Floor
1001 Lakeside Avenue
Cleveland, Ohio 44114-1195
(216) 241-2555
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
F. RONALD O’KEEFE, ESQ.
Hahn Loeser & Parks LLP
3300 BP Tower, 200 Public Square
Cleveland, Ohio 44114-2301
(216) 621-0150

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of each class	Amount	Maximum	Maximum	Amount of
of securities to be	to be	Offering Price	Aggregate	Registration
registered	Registered	Per Share(1)	Offering Price(1)	Fee

Common Stock	391,647	$0.3125	$122,390	$24.47

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457, based on the last sales price of PhoneTel Technologies, Inc. (the “Company’s”) Common Stock as reported on the over-the-counter market on the electronic bulletin board on August 31, 2000.

Page 1 of 12 pages

Exhibit Index Appears on Page II-8

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

      The following documents which have been filed by the Company with the Commission, as noted below, are incorporated by reference into this Registration Statement:

(1)	The Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1999;

(2)	All other reports filed by the Company pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 1999, the end of the Company’s most recently completed fiscal year for which an Annual Report on Form 10-K was filed; and

(3)	The description of the Company’s Common Stock contained in its Form 8-K filed with the Securities and Exchange Commission on November 17, 1999.

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all such securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

      Not applicable.

Item 5. Interests of Named Experts and Counsel.

      Not applicable.

Item 6. Indemnification of Directors and Officers.

      PhoneTel Technologies, Inc. (the “Company”) is an Ohio corporation. The Company’s Articles of Incorporation provide that the Company may indemnify its officers and directors to the full extent permitted by law. Section 1701.13 of the Ohio Revised Code (“ORC”) provides that an Ohio corporation has the power to indemnify its officers and directors in certain circumstances.

      Subsection (E)(2) of Section 1701.13 of the ORC empowers a corporation to indemnify or to agree to indemnify any former or current director, officer, employee or agent of the corporation, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually or reasonably incurred in connection with such action or proceeding, provided that such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if such person had no reasonable cause to believe his conduct was unlawful.

      Subsection (E)(2) of Section 1701.13 empowers a corporation to indemnify or to agree to indemnify any former or current director, officer, employee or agent of the corporation, who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually or reasonably incurred in connection with such action or proceeding, except that a corporation cannot indemnify such persons for (i) any claim, issue or matter as to which such person is adjudged liable for negligence or misconduct in the performance of such person’s duty to the corporation, unless the court of common pleas or the court in which the action was brought determines such person is entitled to indemnity or (ii) any action or suit in which the only liability asserted against the director is pursuant to Section 1701.95 of the ORC, which imposes liability for making unlawful dividends, distributions, redemptions, distributions of assets to shareholders during the winding up of the affairs of the corporation without payment of other known obligations, or for the making of an unlawful loan.

      Section 1701.13 further provides that to the extent a director or officer of the corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (E)(1) or (E)(2) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection therewith. Any indemnification under subsections (E)(1) or (E)(2) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination by a majority vote of the directors who are not parties to such action, suit or proceeding (or, if a quorum of disinterested directors is not obtainable, by an independent counsel, the stockholders, the court of common pleas or the court in which the action was brought) that indemnification is proper in the circumstances because such person has met the standard of conduct set forth in subsections (E)(1) and (E)(2).

      Section 1701.13 further provides that, unless the articles or code of regulations otherwise provides and unless the only liability asserted against a director is pursuant to Section 1701.95 of the ORC, a corporation may pay expenses, including attorney’s fees, in advance of the final disposition of a suit or proceeding, including attorney’s fees, as they are incurred by a director in defending any action, suit or proceeding (other than any action pursuant to Section 1701.95), provided that the director undertakes (i) to repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation and (ii) to reasonably cooperate with the corporation concerning the action, suit or proceeding.

      Section 1701.13 also empowers a corporation to advance expenses to any director, in a specific case, if authorized by the board of directors and upon receipt of an undertaking by such director to repay such amount if it is ultimately determined that such director is not entitled to be indemnified by the corporation.

      Section 1701.13 further provides that the indemnification provided for by the ORC shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that the corporation shall have the power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 1701.13; and that the authority of the corporation to indemnify persons pursuant to subsections (E)(1) or (E)(2) of Section 1701.13 does not limit the payment of expenses as they are incurred, indemnification, insurance or other protections that may be provided pursuant to Section 1701.13. The ORC further provides that subsections (E)(1) and (E)(2) of Section 1701.13 do not create any obligation to repay or return payments made by the corporation.

Item 7. Exemption from Registration Claimed.

      Not applicable.

Item 8. Exhibits.

4.1	PhoneTel Technologies, Inc. 1999 Management Incentive Plan — incorporated by reference from the Company’s Form 8-K filed with the Securities and Exchange Commission on November 17, 1999.

5.1 Opinion of Hahn Loeser & Parks LLP as to the legality of the Common Stock registered hereby.

23.1 Consent of Hahn Loeser & Parks LLP — contained in the opinion filed as Exhibit 5.1.

23.2 Consent of BDO Seidman, LLP.

23.3 Consent of Pricewaterhouse Coopers LLP.

24.1 Power of Attorney (included in Page II-6 hereto).

Item 9. Undertakings.

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

Provided however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on this 7th day of September, 2000.

PhoneTel Technologies, Inc.

By:/s/ Richard P. Kebert

Richard P. Kebert, Treasurer, Chief Financial Officer and Secretary

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John D. Chichester and Richard P. Kebert, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas M. Barnhart II

Thomas M. Barnhart II	Chairman of the Board	September 7, 2000

/s/ John D. Chichester

John D. Chichester	President and Chief Executive Officer	September 7, 2000
(Principal Executive Officer)

/s/ Richard P. Kebert

Richard P. Kebert	Treasurer, Chief Financial Officer and	September 7, 2000
Secretary (Principal Financial &
Accounting Officer)
/s/ Eugene I. Davis

Eugene I. Davis	Director	September 7, 2000

/s/ Peter G. Graf

Peter G. Graf	Director	September 7, 2000

/s/ Kevin Schottlaender

Kevin Schottlaender	Director	September 7, 2000

EXHIBIT INDEX

Exhibit

Number	Description

4.1	PhoneTel Technologies, Inc. 1999 Management Incentive Plan — including form of Award Agreement contained in Exhibit A thereto incorporated by reference from the Company’s Form 8-K filed with the Securities and Exchange Commission on November 17, 1999

5.1	Opinion letter of Hahn Loeser & Parks LLP as to the legality of the Common Stock registered hereby

23.1	Consent of Hahn Loeser & Parks LLP — contained in opinion filed as Exhibit 5.1

23.2	Consent of BDO Seidman, LLP

23.3	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included in Page II-6 hereto)